Exhibit 18

August 22, 2005

Mr. Wesley S. McDonald

Executive Vice President- Chief Financial Officer

Kohl’s Corporation

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

Dear Mr. McDonald:

Note 4 of the notes to condensed consolidated financial statements of Kohl’s Corporation (the Company) included in its quarterly report on Form 10-Q for the quarterly period ended July 30, 2005, describes a change in the Company’s method of accounting for inventory from the simplified last-in, first out (LIFO) method to the first-in, first-out (FIFO) method. There are no authoritative criteria for determining a ‘preferable’ inventory accounting method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to January 29, 2005, and therefore we do not express any opinion on any financial statements of Kohl’s Corporation subsequent to that date.

Very truly yours,

Ernst & Young LLP
Milwaukee, Wisconsin